Exhibit 10.2

FORBEARANCE AGREEMENT

This Forbearance Agreement (this “Agreement”) is entered into as of August 2, 2018 (the “Effective Date”), by and between NORTHERN POWER SYSTEMS, INC., a Delaware corporation (“Borrower”) and COMERICA BANK, a Texas banking association (“Bank”), with reference to the following facts:

A.                 Borrower has borrowed funds from Bank pursuant to that certain Amended and Restated Loan and Security Agreement dated December 31, 2013 between Borrower and Bank, as amended (as amended, the “Loan Agreement”).

B.                 The Export Loans (as defined in the Loan Agreement) made by Bank to Borrower are evidenced by a Master Revolving Note dated June 30, 2014 made by Borrower payable to Bank in the original principal amount of $6,000,000, as previously amended and reduced to $2,500,000 (as amended, the “Revolving Note”).

C.	As of the Effective Date, Borrower owes Bank the sum of:

(i)  under the Revolving Note, a principal amount of $1,007,055 (not including, to the extent applicable, any contingent obligations) and accrued and unpaid interest; plus

(ii) any overdrafts in any bank accounts of Borrower at Bank, plus

(iii)  amounts owing under one or more foreign exchange facilities issued by Bank (the “FX Facility”); plus

(iv)  legal fees and costs and all other outstanding amounts and costs of enforcement due under the Loan Agreement and any other Loan Document.

The foregoing amounts, plus accruing interest and costs and accrued and accruing attorney fees and costs are collectively referred to herein as the “Existing Debt.”

D.                 Borrower has failed to comply with the provisions of Section 6.6 and Section 6.7(a) of the Loan Agreement (the “Existing Defaults”).

E.                  The Existing Defaults entitle Bank immediately to enforce all the remedies set forth in the Loan Agreement and the other Loan Documents. Borrower has asked Bank to forbear from exercising those remedies as a result of the Existing Defaults, and Bank has agreed, provided Borrower enters into this Agreement.

NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

1.                  Defined Terms. Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Loan Agreement.

2.                  Acknowledgement of Liability. As of the Effective Date, Borrower owes Bank an amount equal to the Existing Debt. Borrower reaffirms all of its obligations under the Loan Agreement and hereby forever waives and relinquishes any and all claims, set-offs or defenses that Borrower may now have with respect to the payment of sums due to Bank and the performance of other obligations under the Loan Agreement. The security interests granted to Bank in the Loan Documents in the Collateral remain perfected, first priority liens.

3.                  Forbearance. Borrower acknowledges the existence of the Existing Defaults under the Loan Agreement and the other Loan Documents. Borrower further acknowledges and agrees that Bank is not in any way waiving or agreeing to waive such Existing Defaults as a result of this Agreement or the performance by the parties of their respective obligations hereunder or thereunder. Subject to the conditions contained herein and performance by Borrower of all of the terms of this Agreement, the Loan Agreement and the other Loan Documents after the Effective Date, Bank shall, until the earlier of (i) November 30, 2018 or (ii) such date that there shall occur any further Event of Default (the “Forbearance Period”), forbear from exercising any remedies that it may have against Borrower as a result of the occurrence of the Existing Defaults. Such forbearance does not apply to any other Event of Default or other failure by Borrower to perform in accordance with the Loan Agreement or this Agreement. This forbearance shall not be deemed a continuing waiver or forbearance with respect to any Event of Default of a similar nature that may occur after the Effective Date.

4.                  Repayment and Reduction. Borrower shall continue to make all payments as they become due under the Loan Agreement. In addition, Borrower shall, on the Effective Date, make additional payments, to be applied to the principal balance of the Export Loans, in an amount sufficient to reduce the principal amount outstanding under the Revolving Note to $900,000.

5.                  Intellectual Property Collateral. As soon as practicable, but in any event, no later than 45 days after the Effective Date, Borrower shall cause Bank to have a first priority perfected lien and security interest in and to all of Borrower’s intellectual property of every type (the “IP Collateral”). Borrower shall execute such security agreements, financing statements and other documents as Bank may from time to time reasonably request in order to create, secure, preserve, or perfect Bank’s security interest in the IP Collateral. Borrower authorizes Bank to make any filings reasonably desirable in connection with the IP Collateral. Bank’s lien on the IP Collateral shall secure all of the obligations of Borrower under this Agreement, the Loan Agreement and the other Loan Documents.

6.                  Additional Subordinated Debt. On or before the Effective Date, Northern Power Systems Corp. (“Parent”), shall incur subordinated debt in an amount not less than $1,880,000 and may incur further subordinated debt after the Effective Date (the “Parent Subordinated Debt”). Parent shall cause the proceeds of the Parent Subordinated Debt to be contributed to Borrower as paid-in-capital. The Parent Subordinated Debt shall be subordinated to the prior payment of the Indebtedness on terms and conditions satisfactory to Bank in its sole and absolute discretion pursuant to a subordination agreement dated as of the Effective Date. No payments of principal or interest shall be permitted with respect to the Parent Subordinated Debt prior to the payment in full of the Indebtedness. None of the Parent Subordinated Debt shall mature prior to a date six (6) months after the maturity date set forth in the Revolving Note. The Parent Subordinated Debt shall be unsecured.

7.                  Ratification by Borrower of Bank’s First Priority Security Interest in Collateral. Borrower hereby confirms and ratifies Bank’s first priority lien and security interest in and to all Collateral. Borrower shall execute such security agreements, financing statements and other documents as Bank may from time to time reasonably request to carry out the terms of this Agreement and the Loan Agreement. Borrower authorizes Bank to file such financing statements and amendments relating to the Collateral. Such liens and security interests shall secure all of the obligations of Borrower under this Agreement and the Loan Agreement.

8.                  No Additional Trades Under the FX Facility. Borrower acknowledges and agrees that Bank is under no obligation to permit any further trades by Borrower under the FX Facility.

9.                  No Testing of Liquid Assets Covenant During Forbearance Period. Bank and Borrower agree that during the Forbearance Period only, Borrower shall not be required to be and remain the owner of Unencumbered Liquid Assets as set forth in Section 6.7(a) of the Loan Agreement.

10.              Receipt and Application of Payments. All payments hereunder and under the Loan Agreement and the other Loan Documents may, at Bank’s option, first be applied against expenses and accrued and unpaid interest, and the balance against the principal portion of the Existing Debt in reverse order of maturity, all in Bank’s sole and absolute discretion. Acceptance by Bank of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and the failure to pay the entire amount then due shall be and continue to be an Event of Default pursuant to this Agreement, and at any time thereafter and until the entire amount then due has been paid, Bank shall be entitled to exercise all rights conferred upon it herein, in the Loan Agreement or in any other Loan Document upon the occurrence of an Event of Default. To the extent that Bank receives any payment or benefit and such payment or benefit, or any part thereof, is required to be repaid to a trustee, receiver, or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or benefit, the Existing Debt, or any part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or benefit had not been made, shall accrue interest at the highest rate applicable to any portion thereof, shall be secured by the Collateral and payable on demand.

11.              Modifications to Loan Agreement, Letter Agreement and Loan Authorization Notice. Each and every reference in the Loan Agreement, the Letter Agreement dated December , 2017 between Borrower and Bank and the Loan Authorization Notice dated December , 2017 made by Bank and acknowledged by Ex-Im to “$2,500,000” shall be replaced with “$900,000.”

12.              Modification to Revolving Note. The face amount of the Revolving Note is decreased from Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00) to Nine Hundred Thousand and 00/100 Dollars ($900,000.00). Borrower shall immediately pay, on the Effective Date, such principal amounts outstanding under the Revolving Note in excess of the new face amount of the Revolving Note.

13.              Representations and Warranties.

(a)                                  Borrower hereby represents and warrants that no Event of Default or failure of condition has occurred or exists, or would exist with notice or lapse of time or both under any of the Loan Documents, other than the Existing Defaults.

(b)                                 The forbearance period granted pursuant to the terms of this Agreement is reasonable and is based upon the projections of Borrower.

(c)                                  The Certificate of Incorporation, Bylaws and resolutions of the Borrower previously delivered to Bank: remain in full force and effect, have not been amended, repealed or rescinded in any respect and may continue to be relied upon by Bank until written notice to the contrary is received by Bank, and Borrower continues to be in good standing under the laws of the States of Delaware and Vermont.

(d)                                 All representations and warranties of Borrower in this Agreement and the Loan Agreement are true and correct as of the Effective Date, and shall survive the execution of this Agreement.

14.              Default. In addition to all other Event(s) of Default under the Loan Agreement, the following shall constitute Events of Default under this Agreement:

(a)                                  Borrower’s failure to pay any amount when due under this Agreement or to perform any covenant or other agreement contained in this Agreement or any other document entered into pursuant hereto;

(b)                                 If any warranty or representation of Borrower in connection with or contained in this Agreement, or if any financial data or other information now or hereafter furnished to Bank by or on behalf of Borrower shall prove to be false or misleading in any material respect;

(c)                                  If Borrower makes any payment on account of Subordinate Debt;

(d)                                 If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least $50,000 shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of 10 days; and

(e)                                  Bank’s determination, in its sole and absolute discretion, that Borrower may not be able to pay all or any part of the Obligations, or to satisfy any condition, or to perform any obligation under this Agreement or any of the Loan Documents.

15.              Rights and Remedies.

(a)                                  Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(i)                                     Without notice to Borrower, set off and apply to the amounts due and owing under the Loan Agreement and this Agreement:

(1)	any and all cash or certificates of deposit held by Bank for whatever purpose;

(2)	indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

(ii)                                  Take action against Borrower for payment under the Loan Agreement and this Agreement; and/or

(iii)                               Exercise any right and remedy authorized by the Loan Agreement, any of the other Loan Documents and/or this Agreement and/or applicable law.

(b)                                 Bank’s rights and remedies under this Agreement, the Loan Agreement, the other Loan Documents and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the UCC, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on the part of Borrower shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. Bank shall have the right to take any action it deems necessary against Borrower in order to enforce or perfect, or to realize on its security interest in the Collateral.

16.              Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the Accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; (g) to modify, in its sole discretion, any Memorandum and Notice of Security Interest in Intellectual Property executed by Borrower without first obtaining Borrower’s approval of or signature to such modification by amending Exhibits A, B, and C, thereof, as appropriate, to include reference to any right, title or interest in any Trademarks, Patents or Copyrights acquired by Borrower after the execution hereof or to delete any reference to any right, title or interest in any Trademarks, Patents or Copyrights in which Borrower no longer has or claims to have any right, title or interest; and (h) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Borrower where permitted by law; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in clauses (g) and (h) above, regardless of whether an Event of Default has occurred. The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide advances hereunder is terminated.

17.              Conditions Precedent. The effectiveness of this Agreement is subject to satisfaction of all of the following conditions:

(a)                                  Bank’s receipt of this Agreement and such other agreements and instruments reasonably requested by Bank pursuant hereto, each duly executed by Borrower;

(b)                                 Bank’s receipt and satisfactory review of the Subordinated Debt documents evidencing the increased amount of the Subordinated Debt;

(c)                                  Execution and delivery by Parent of a Reaffirmation of Guarantee in form and content acceptable to Bank in its sole discretion;

(d)                                 Bank’s receipt of evidence, satisfactory to Bank in its sole discretion, that the full amount of the proceeds of the Parent Subordinated Debt has been contributed to Borrower as paid-in- capital;

(e)                                  Approval, as required, of Ex-Im;

(f)                                   Bank’s receipt of payment of all expenses incurred through the Effective Date including, without limitation, all of Bank’s legal fees; and

(g)                                  Bank’s receipt of such other documents and completion of such other matters as Bank may reasonably deem necessary or appropriate.

18.              Waiver of Notice and Cure. Borrower acknowledges that Events of Default have occurred under the Loan Agreement that, but for this Agreement, would have entitled Bank to exercise all the remedies available to Bank under the Loan Agreement, the other Loan Documents and applicable law. Borrower waives all notices of default and rights to cure that are otherwise provided in the Loan Agreement, the other Loan Documents or applicable law, including, but not limited to, rights to notice and redemption under California Uniform Commercial Code sections 9611, 9620 and 9623. Borrower further waives any claim that a sale or other disposition by Bank of the Collateral is not commercially reasonable because Bank disclaims any warranties with respect to such sale or other disposition, including, without limitation, disclaimers of warranties relating to title, possession, quiet enjoyment, or the like.

19.              Release.

(a)                                  Borrower acknowledges that Bank would not enter into this Agreement without Borrower’s assurance hereunder. Except for the obligations arising hereafter under this Agreement, Borrower hereby absolutely discharges and releases Bank, any person or entity that has obtained any interest from Bank under the Loan Agreement and each of Bank’s and such entity’s former and present partners, stockholders, officers, directors, employees, successors, assignees, agents and attorneys from any known or unknown claims which Borrower now has against Bank of any nature, including any claims that Borrower, its successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Loan Agreement or the transactions contemplated thereby.

(b)                                  Borrower waives the provisions of California Civil Code Section 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(c)                                  The provisions, waivers and releases set forth in this section are binding upon Borrower and Borrower’s shareholders, agents, employees, assigns and successors in interest. The provisions, waivers and releases of this section shall inure to the benefit of Bank and its agents, employees, officers, directors, assigns and successors in interest.

(d)                                 Borrower warrants and represents that Borrower is the sole and lawful owner of all right, title and interest in and to all of the claims released hereby and Borrower has not heretofore voluntarily, by operation of law or otherwise, assigned or transferred or purported to assign or transfer to any person any such claim or any portion thereof. Borrower shall indemnify and hold harmless Bank from and against any claim, demand, damage, debt, liability (including payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or arising out of any assignment or transfer.

(e)                                  The provisions of this section shall survive payment in full of the Obligations, full performance of all the terms of this Agreement and the Loan Agreement, and/or Bank’s actions to exercise any remedy available under the Loan Agreement or otherwise.

20.              Further Assurances. Borrower will take such other actions as Bank may reasonably request from time to time to perfect or continue Bank’s security interests in Borrower’s property, and to accomplish the objectives of this Agreement.

21.              Consultation of Counsel. Borrower acknowledges that Borrower has had the opportunity to be represented by legal counsel of its own choice throughout all of the negotiations that preceded the execution of this Agreement. Borrower has executed this Agreement after reviewing and understanding each provision of this Agreement and without reliance upon any promise or representation of any person or persons acting for or on behalf of Bank. Borrower further acknowledges that Borrower and its counsel have had adequate opportunity to make whatever investigation or inquiry they may deem necessary or desirable in connection with the subject matter of this Agreement prior to the execution hereof and the delivery and acceptance of the consideration described herein.

22.              Miscellaneous.

(a)                                  Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Borrower and Bank and their respective successors and assigns; provided, however, that the foregoing shall not authorize any assignment by Borrower of its rights or duties hereunder.

(b)                                 Integration. This Agreement, the Loan Documents and any documents executed in connection herewith or pursuant hereto contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, offers and negotiations, oral or written, with respect thereto and no extrinsic evidence whatsoever may be introduced in any judicial or arbitration proceeding, if any, involving this Agreement; except that any financing statements or other agreements or instruments filed by Bank with respect to Borrower shall remain in full force and effect.

(c)                                  Entire Agreement. This Agreement and the Loan Documents contain the entire agreement of the parties hereto and supersede any other oral or written agreements or understandings with respect to the subject matter hereof and thereof.

(d)                                 Course of Dealing; Waivers. No course of dealing on the part of Bank or its officers, nor any failure or delay in the exercise of any right by Bank, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. Bank’s failure at any time to require strict performance by Borrower of any provision shall not affect any right of Bank thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of Bank.

(e)                                  Time is of the Essence. Time is of the essence as to each and every term and provision of this Agreement and the other Loan Documents.

(f)                                   Counterparts. This Agreement may be signed in counterparts and all of such counterparts when properly executed by the appropriate parties thereto together shall serve as a fully executed document, binding upon the parties.

(g)                                  Legal Effect. The Loan Documents remain in full force and effect. If any provision of this Agreement conflicts with applicable law, such provision shall be deemed severed from this Agreement, and the balance of this Agreement shall remain in full force and effect.

(h)                                 WAIVER OF JURY. THE UNDERSIGNED ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES.

(i)                                     Reference Provision.

1.                  In the event that the Jury Trial Waiver provision contained in the Agreement is not enforceable, the parties elect to proceed under this Reference Provision.

2.                  With the exception of the items specified in clause 4, below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to the Agreement will be resolved by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Agreement, venue for the reference proceeding will be in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the “Court”).

3.                  The matters that shall not be subject to a reference are the following: (i) non- judicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This Agreement does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this Agreement.

4.                  The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

5.                  The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (a) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (b) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (c) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

6.                  The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

7.                  Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

8.                  The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a trial, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

9.                  If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or Justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

10.              THE PARTIES RECOGNIZE AND AGREE THAT ALL DISPUTES RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM WHICH ARISES OUT OF OR IS RELATED TO THE AGREEMENT.

(j)                                     Assignment and Indemnity. Borrower consents to Bank’s assignment of all or any part of Bank’s rights under this Agreement and the Loan Agreement. Borrower shall indemnify and defend and hold Bank and any assignee of Bank’s interests harmless from any actions, costs, losses or expenses (including attorneys’ fees) arising out of such assignment, this Agreement and the Loan Agreement.

[end of agreement -- signatures appear on following page]

IN WITNESS WHEREOF the undersigned have executed this Forbearance Agreement as of the first date above written.

COMERICA BANK	NORTHERN POWER SYSTEMS, INC.

By: ____________________________	By: ____________________________
Name: Laura H. Alfaro	Name: __________________________
Title:Vice President	Title: ___________________________